EXECUTION COPY

ASSIGNMENT AND CONSENT AGREEMENT

THIS ASSIGNMENT AND CONSENT AGREEMENT (this “Agreement”) is entered into on June 30, 2009, by and among OPPENHEIMER PRINCIPAL PROTECTED TRUST II, an open-end management investment company organized as a business trust under the laws of the Commonwealth of Massachusetts (the “Trust”), on behalf of its series, OPPENHEIMER PRINCIPAL PROTECTED MAIN STREET FUND II (the “Fund”), OPPENHEIMERFUNDS, INC., a corporation organized under the laws of the State of Colorado (the “Adviser”), Merrill Lynch Bank USA, an industrial bank organized under the laws of the State of Utah (“Assignor”), and Main Place Funding, LLC, a limited liability company organized under the laws of the State of Delaware (“Assignee”).

WHEREAS, Assignor, the Trust, on behalf of the Fund, and the Adviser are parties to a Financial Warranty Agreement dated January 20, 2004 (the “Financial Warranty Agreement”) and certain additional Transaction Documents (as that term is defined in the Financial Warranty Agreement); and

WHEREAS, Assignor has issued a financial warranty to the Fund dated March 3, 2004 pursuant to the Financial Warranty Agreement (the “Assignor Financial Warranty”); and

WHEREAS, the Financial Warranty Agreement may be assigned to an Affiliate of Assignor pursuant to Section 8.2(a) of the Financial Warranty Agreement; and

WHEREAS, Assignee is an Affiliate of Assignor within the meaning assigned to such term in the Financial Warranty Agreement; and

WHEREAS, Assignee is a separately incorporated division of Bank of America, N.A. (“BANA”) established pursuant to regulations of the Office of the Comptroller of the Currency (12 C.F.R. Section 5.34) and existing in the form of a limited liability company incorporated under the laws of the State of Delaware; and

WHEREAS, Assignor desires to assign its duties, rights, title and interests to Assignee and Assignee desires to receive and assume all of the duties and obligations of Assignor under the Financial Warranty Agreement and such other Transaction Documents to which Assignor is a party; and

WHEREAS, Assignee, upon consummation of this Agreement, will issue a new financial warranty to the Trust, on behalf of the Fund, pursuant to the Financial Warranty Agreement (the “Assignee Financial Warranty”); and

WHEREAS, Bank of America Corporation (the “Guarantor”), Assignee’s ultimate parent company and the parent company of BANA, is issuing that certain Guarantee dated as of the date hereof in favor of the Fund which guarantees Assignee’s obligations under the Financial Warranty Agreement as stated in such Guarantee (the “Guarantee”).

NOW THEREFORE, in consideration of the mutual covenants and promises set forth in this Agreement and for other good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby expressly acknowledged, the parties agree as follows:

1.     Certain Defined Terms. Capitalized terms used herein and not otherwise defined shall have their respective meanings assigned under the Financial Warranty Agreement.

2.	Assignment. Assignor hereby divests, assigns, transfers, conveys and delivers absolutely unto Assignee all duties rights, title and interests of Assignor in, to and under the Financial Warranty Agreement and such other Transaction Documents to which Assignor is a party. Assignee hereby receives and accepts the aforesaid assignment and agrees to acquire and assume all of the duties and obligations of Assignor under the Financial Warranty Agreement and such other Transaction Documents to which Assignor is a party. The parties hereto acknowledge and agree that Assignor shall be released and forever discharged from any further obligations under the Assignor Financial Warranty, the Financial Warranty Agreement and such other Transaction Documents to which Assignor is a party.

3.	Consent. Pursuant to Section 8.2 of the Financial Warranty Agreement, the Trust, on behalf of the Fund, and the Adviser hereby consent to the assignment and assumption made pursuant to Paragraph 2 hereof. The Trust, on behalf of the Fund, and the Adviser hereby acknowledge, agree to and accept (i) the issuance by Assignee of the Assignee Financial Warranty substantially in the form attached hereto as Exhibit I in full satisfaction of Assignee’s obligation to issue the Financial Warranty under the Financial Warranty Agreement and (ii) the revocation and cancellation by Assignor of the Assignor Financial Warranty concurrently with receipt of the Assignee Financial Warranty. The Trust, on behalf of the Fund, hereby agrees to deliver and surrender the Assignor Financial Warranty to Assignor for cancellation; provided, however, that failure to so deliver the Assignor Financial Warranty to Assignor shall not affect the Assignor’s right and ability to cancel the Assignor Financial Warranty. The Trust, on behalf of the Fund, hereby acknowledges and agrees that this Agreement shall serve as notice that the Assignor Financial Warranty shall be cancelled concurrently with the receipt of the Assignee Financial Warranty.

4.	Transaction Documents.

     4.1          Irrevocable Instructions. The Adviser hereby agrees to re-issue the Irrevocable Instructions, amended and revised to substitute Assignee for Assignor (“New Irrevocable Instructions”) and to deliver the New Irrevocable Instructions to Assignee concurrently with the issuance of the Assignee Financial Warranty. Assignor hereby agrees to deliver and surrender the current Irrevocable Instructions to the Adviser concurrently with receipt by Assignee of the New Irrevocable Instructions.
     4.2          WP Information Letter. The parties agree that the WP Information Letter dated May 29, 2003 is hereby revoked as of the date hereof. Assignee agrees to issue and deliver to the Trust, on behalf of the Fund, on the date hereof a new WP Information Letter in substantially the form attached hereto as Exhibit II (“New WP Information Letter”).

     4.3.     Other Transaction Documents.

     (a) The Assignee hereby agrees to inform J.P. Morgan Chase Bank (“JPM”) of the substitution of itself for Assignor under the Escrow Agreement and the assignment of the Escrow Agreement pursuant to Section 14 thereof upon consummation of this Agreement; and

     (b) The Adviser and the Trust, on behalf of the Fund, hereby each agree to use their reasonable best efforts to cause JPM to re-execute the Service Agreement, in each case substituting Assignee for Assignor.

     4.4          Substitution of Transaction Documents. It is acknowledged and agreed that references to Transaction Documents in the Financial Warranty Agreement are hereby amended to refer to the Transaction Documents as they may be amended or re-executed in accordance with this Agreement. Except as expressly assigned and amended hereby, the Financial Warranty Agreement and all other Transactions Documents shall remain unmodified and in full force and effect in accordance with the provisions thereof on the date hereof except that references therein to the “Financial Warranty Agreement” shall mean and be a reference to the Financial Warranty Agreement assigned and amended hereby. On and after the date this Agreement becomes effective, each reference in the Financial Warranty Agreement to “this Agreement”, “hereunder”, “hereof”, “herein” or words of like import, shall mean and be a reference to the Financial Warranty Agreement assigned and amended hereby.

5.     Representation, Warranties and Covenants.

     5.1          Representations and Warranties of all Parties. Each signatory hereto hereby represents and warrants to each other signatory that it has the full power and authority to execute and deliver, and perform its obligations under, this Agreement and that the Agreement is fully enforceable against it in accordance with its terms.

     5.2          Representations and Warranties of the Adviser and the Trust on behalf of the Fund. The Adviser and the Trust, on behalf of the Fund, each represent and warrant that it has no knowledge as of the date of this Agreement of any breach or pending breach by Assignor under the Financial Warranty Agreement.

     5.3          Representations, Warranties and Covenants of Assignor Superseded and Revoked. All of the representations and warranties of Assignor made in Section 6.3 of the Financial Warranty Agreement are hereby revoked, nullified, superseded and replaced as of the date hereof by the representations and warranties of Assignee contained in Paragraph 5.4 of this Agreement and all covenants of Assignor made in Section 7.4 of the Financial Warranty Agreement are hereby revoked, nullified, superseded and replaced as of the date hereof with the covenants contained in Paragraph 5.5 of this Agreement.

     5.4          Representation and Warranties of the Assignee. Assignee hereby represents and warrants to the Adviser and the Fund, on and as of the date of this Agreement, which representations and warranties shall supersede and replace the representations and warranties contained in Section 6.3 of the Financial Warranty Agreement:

(a)     Assignee (i) is a limited liability company organized and in good standing under the laws of the State of Delaware, (ii) has the power and authority, and the legal right, to own its assets and to transact the business in which it is engaged, (iii) is duly qualified to do business and is in good standing under the laws of each jurisdiction where its ownership or lease of property or the conduct of its business requires such qualifications, except where the failure to so qualify would not reasonably be expected to have an Adverse Effect with respect to Assignee, and (iv) is in compliance with all Requirements of Law, except where the non-compliance would not reasonably be expected to have an Adverse Effect with respect to Assignee.

(b)	Assignee has the power and authority, and the legal right, to assume and perform its obligations under the Financial Warranty Agreement and any other Transaction Document to which it becomes a party under this Agreement and has taken all necessary action required by applicable Requirements of Law to authorize the assumption and performance of the Financial Warranty Agreement and any other Transaction Document to which it becomes a party under this Agreement. Except as has been obtained, no consent or authorization of, filing with, or other act by or in respect of, any Government Authority or any other Person is required in connection with the assumption, performance, validity or enforceability by or against Assignee of the Transaction Documents to which it becomes a party under this Agreement, other than such consents, authorizations, filings or acts the absence of which could not reasonably be expected to have an Adverse Effect. The Financial Warranty Agreement constitutes, and each other Transaction Document to which Assignee becomes a party under this Agreement will constitute a legal, valid and binding obligation of Assignee enforceable against it in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

(c)	the assumption and performance by Assignee of each of the Financial Warranty Agreement and any other Transaction Document to which it becomes a party under this Agreement does not and will not violate any Requirement of Law or Contractual Obligation of Assignee and will not result in, or require, the creation or imposition of any Lien on any of its property, assets or revenues, except where such violation or Lien could not reasonably be expected to have an Adverse Effect with respect to Assignee. Assignee is not in violation of any Contractual Obligation, except where such violation could not reasonably be expected to have an Adverse Effect with respect to Assignee.

(d)	no litigation, proceeding or investigation of or before any arbitrator or Government Authority is pending or, to Assignee’s knowledge, threatened by or against Assignee (i) asserting the invalidity or unenforceability of the Financial Warranty Agreement or any other Transaction Document to which it becomes a party under this Agreement, or (ii) seeking to prevent the consummation of any of the transactions contemplated by the Financial Warranty Agreement or any other Transaction Document to which it becomes a party under this Agreement or (iii) seeking any determination or ruling that could reasonably be expected to have an Adverse Effect with respect to Assignee.

(e)	to the best of Assignee’s knowledge, no statute, rule, regulation, order or publicly available interpretation of any such statute, rule, regulation or order by any Government Authority has been enacted or deemed applicable by any Government Authority that would make the transactions contemplated by the Financial Warranty Agreement or any other Transaction Document to which it becomes a party under this Agreement illegal or otherwise prevent the consummation of this Agreement by Assignee.

(f)	all information provided by Assignee to the Trust, on behalf of the Fund, as set forth in the New WP Information Letter (including the audited financial statements referenced therein) is true and accurate in all material respects as of the date hereof and such information taken as a whole does not omit to state any material fact necessary to make such information in the context in which it is furnished not misleading, provided, that any representation regarding any information in the New WP Information Letter that references Assignee’s or the Guarantor’s financial statements shall be deemed to be made as of the dates and for the periods referred to in such financial statements.

(g)	The financial statements of Assignee and the Guarantor provided by Assignee to the Trust and/or the Adviser, at the time provided, fairly presented in all material respects the financial position of Assignee or the Guarantor, as applicable, as of the dates and for the periods referred to therein and in conformity with generally accepted accounting principles applied on a consistent basis.

(h)	BANA, Assignee’s parent company, is “well-capitalized” within the meaning of the capital maintenance regulations of the Office of the Comptroller of the Currency, 12 C.F.R. Part 6.

     5.5          Covenants of Assignee. Assignee covenants and agrees that through the Termination Date, which covenants and agreements shall supersede and replace the covenants and agreements contained in Section 7.4 of the Financial Warranty Agreement:

(a) it will make its and the Guarantor’s audited annual financial statements, together with the relevant auditor’s consents, and its and the Guarantor’s unaudited quarterly financial statements available to the Trust, on behalf of the Fund, for inclusion in the Registration Statement as required by the Commission. Such audited financial statements shall be so provided within 90 days of the end of each fiscal year end of Assignee or the Guarantor, as applicable, and such unaudited financial statements shall be so provided within 45 days of the end of the applicable quarterly period. Such financial statements shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, in each case as of the dates and for the periods referred to in such financial statements. Assignee agrees to use reasonable efforts to provide to the Trust, on behalf of the Fund, any additional information reasonably requested by the Trust, on behalf of the Fund, from Assignee;

(b) it will provide the Adviser and the Trust promptly upon becoming aware of the same with written notice (i) if BANA ceases to be classified as “well capitalized” based on the most recent call report filed by BANA with its primary federal banking regulator, for purposes of the capital maintenance regulations of the Office of the Comptroller of the Currency, 12 C.F.R. Part 6, or any successor regulations or (ii) of the commencement of any conservatorship, receivership or other Act of Insolvency of Assignee, BANA or the Guarantor;

(c) it shall comply in all material respects with the terms and provisions of all Requirements of Law with respect to Assignee and it shall obtain and maintain all licenses, permits, charters and registrations which are necessary to the conduct of its business or where the failure to obtain and maintain the same would not reasonably be expected to have an Adverse Effect with respect to Assignee;

(d) it shall promptly and fully perform all of, and comply in all respects with, its obligations (i) under each Transaction Document to which it will become a party under this Agreement, and (ii) under each other agreement, instrument or contract delivered in connection with a Transaction Document and by which it is bound, except in each case to the extent that such non-performance would not reasonably be expected to have an Adverse Effect with respect to Assignee and shall provide the Adviser and the Trust with written notice promptly upon becoming aware of any material breach by it of the provisions of any such agreements. Assignee shall take all action reasonably necessary to preserve its existence and ensure that the Transaction Documents remain in full force and effect; and

(e) all information provided by Assignee to the Trust, on behalf of the Fund, in the New WP Information Letter (including the audited financial statements referenced therein) is true and accurate in all material respects as of the date of such New WP Information Letter and such information taken as a whole will not omit to state any material fact necessary to make such information in the context in which it is furnished not misleading; provided that any representation regarding any information in the New WP Information Letter that references Assignee’s or the Guarantor’s financial statements shall be deemed to be made as of the dates and for the periods referred to in such financial statements.

6.     Conditions to Effectiveness of Assignment. This Agreement shall be effective upon the completion of all of the following conditions precedent:

6.1      Execution and delivery of the Guarantee;

6.2     Execution and delivery of the New Irrevocable Instructions;

6.3          Execution and delivery of the New WP Information Letter;

     6.4     Execution and delivery of the Assignee Financial Warranty;

6.5          Execution and delivery of the Service Agreement;

7.     Waiver of Conditions Precedent. The conditions precedent listed in Sections 6.1, 6.3 and 6.4 of this Agreement are deemed to be for the benefit of the Adviser and the Trust and may be waived or postponed, in whole or in part, solely by the Adviser and the Trust at any time in their sole discretion. The conditions precedent listed in Sections 6.2 and 6.5 of this Agreement are deemed to be for the benefit of Assignee and may be waived or postponed, in whole or in part, solely by Assignee at any time in its sole discretion.

8.	Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of New York without giving effect to the principles of conflicts of law rules.

9.	Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

10.	Entire Agreement. This Agreement, the Transaction Documents and the Guarantee constitute the entire agreement and understanding of the parties with respect to its subject matter and supersedes all prior discussions and agreements among the parties with respect to the subject matter hereof.

11.	Unenforceability. In the event that any provision of this Agreement shall be determined by a court of competent jurisdiction to be illegal or unenforceable, then such provision shall neither affect nor impair the legality and enforceability of any other provision of this Agreement.

12.	Time of the Essence. Time is of the essence under this Agreement.

13.	Paragraph Headings. The headings of paragraphs contained in this Agreement are provided for convenience of reference only. They form no part of this Agreement and shall not affect its construction or interpretation.

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ASSIGNMENT AND CONSENT AGREEMENT

     IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first set forth above.

MERRILL LYNCH BANK USA, as Assignor

By:
Name:
Title:

Main Place Funding, LLC, as Assignee

By:
Name:
Title:

OPPENHEIMERFUNDS, INC., as Adviser

By: /s/ Kathleen T. Ives
Name: Kathleen T. Ives
Title: Senior Vice President & Deputy General Counsel

OPPENHEIMER PRINCIPAL PROTECTED TRUST II,
on behalf of itself and its series,
OPPENHEIMER PRINCIPAL PROTECTED
MAIN STREET FUND II

By: /s/ Kathleen T. Ives
Name: Kathleen T. Ives
Title: Assistant Secretary

ASSIGNMENT AND CONSENT AGREEMENT